 EXHIBIT 1

Altai Capital Files Definitive Proxy Statement to Elect Two Highly Qualified Nominees to Amber Road’s Board and Mails Letter to Shareholders

Urges Shareholders to Vote on the GOLD Proxy Card to Elect Both of Altai’s Highly Qualified and Independent Nominees Marshall Heinberg and Jim Watson

Believes Amber Road’s Nominees Rudy Howard and Andre G.F. Toet Will Maintain Status Quo of Poor Financial Performance and Lackluster Shareholder Returns

NEW YORK--(BUSINESS WIRE)--Altai Capital Management, L.P. (“Altai Capital”), one of the largest shareholders of Amber Road, Inc. (NYSE:  AMBR) (“Amber Road” or, the “Company”), today announced that it filed its Definitive Proxy Statement on Monday, April 8, 2019, seeking the election of highly qualified and independent candidates Marshall Heinberg and Jim Watson.

Today, Altai Capital sent a letter outlining its concerns with Amber Road, especially its irresponsible handling of E2open’s 2018 acquisition proposal and its egregious executive compensation. In the letter, Altai Capital establishes the case for electing Marshall Heinberg and Jim Watson at the upcoming 2019 Annual Meeting to reign in executive compensation, give proper consideration to strategic alternatives and properly oversee management.

The full text of Altai Capital’s letter to its fellow shareholders can be viewed at the following link:

http://www.altai.com/wp-content/uploads/2019/04/Amber-Road-Altai-Letter-to-Shareholders-April-9-2019.pdf

The time for change is now – Altai Capital urges shareholders to vote the GOLD proxy card today!

About Altai Capital

Altai Capital is an independent, value-oriented private investment firm focused on both credit and equity opportunities.

Investor contacts:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (855) 208-8902

info@okapipartners.com

SOURCE:  Altai Capital

Related Links

www.altai.com

LEGEND

ALTAI CAPITAL MANAGEMENT, L.P. (“ALTAI CAPITAL”), ALTAI CAPITAL OSPREY, LLC, RISHI BAJAJ, MARSHALL A. HEINBERG AND JAMES F. WATSON (TOGETHER WITH MARSHALL A. HEINBERG, the “Nominees,” COLLECTIVELY, the “Participants”) HAVE fileD with the SEC a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of AMBER ROAD, INC. (“AMBER ROAD”). All stockholders of AMBER ROAD are advised to read ALTAI CAPITAL’S definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of its direct or indirect interests by security holdings is contained in the DEFINITIVE PROXY STATEMENT filed by ALTAI CAPITAL with the SEC on APRIL 8, 2019. This document is available free of charge from the sources indicated above.